Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports full year and fourth quarter 2010 results

•	GAAP revenue growth of 8 percent in full year 2010 driven by record laser revenue, non-GAAP revenue growth of 9 percent
•	Full year 2010 GAAP EPS growth of 130 percent, non-GAAP EPS growth of 52 percent
•	Generated more than half a billion in net cash from operations in 2010, more than $150 million in fourth quarter 2010

LEXINGTON, Ky., Feb. 1, 2011 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the full year and fourth quarter of 2010.

“2010 was a very good year for Lexmark,” said Paul Rooke, Lexmark president and chief executive officer.  “We grew revenue 9 percent driven by a record performance in laser revenue, significantly expanded our operating margins, and generated cash flow of more than half a billion dollars.

“Lexmark’s managed print services continued to experience rapid growth as we earned the business of some of the world’s largest companies, leveraging our industry leading, cloud-based fleet management software tools. Additionally, our acquisition of Perceptive Software, a leader in enterprise content management software, extends our value and represents another key step in growing software and services to help businesses of all sizes save time and money,” added Rooke.

Full Year 2010 Results

GAAP revenue of $4.200 billion grew 8 percent year on year driven by record laser revenue of $3.006 billion, up 15 percent year to year.

Earnings Per Share	2010	2009
GAAP	$4.28	$1.86
Restructuring-related adjustments	0.37	1.40
Acquisition-related adjustments	0.31	0.00
Non-GAAP	$4.96	$3.26

GAAP earnings per share for 2010 were $4.28. Excluding $0.68 per share for restructuring-related and acquisition-related adjustments, earnings per share for 2010 would have been $4.96. GAAP earnings per share for 2009 were $1.86. Earnings per share for 2009 would have been $3.26 excluding $1.40 per share for restructuring-related adjustments.

Hardware revenue of $1.062 billion grew 13 percent in 2010. Supplies revenue of $2.915 billion grew 6 percent in 2010. Software and Other revenue was $223 million, or $236 million excluding acquisition-related adjustments.

Imaging Solutions and Services (ISS) revenue of $4.162 billion grew 7 percent in 2010. Perceptive Software revenue in 2010 (June 8 – Dec. 31, 2010) was $37 million, or $50 million excluding acquisition-related adjustments.

2010 GAAP full year results:
•	Gross profit margin was 36.2 percent versus 33.8 percent in 2009.
•	Operating expense was $1.073 billion compared to $1.094 billion last year.
•	Operating expense to revenue ratio was 25.5 percent compared to 28.2 percent last year.
•
Operating income margin of 10.6 percent includes $71 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2009 of 5.6 percent included $141 million for pretax restructuring-related adjustments.

•	Net earnings for the year were $340 million, an increase of 133 percent compared to 2009 net earnings of $146 million.

2010 non-GAAP full year results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $4.213 billion, up 9 percent from last year.
•	Gross profit margin would have been 37.0 percent, up 1.9 percentage points from 35.1 percent in the same period last year.
•	Operating expense would have been $1.041 billion, compared to $1.004 billion last year.
•	Operating expense to revenue ratio would have been 24.7 percent, down 1.2 percentage points from 25.9 percent last year.
•	Operating income margin would have been 12.3 percent, an increase of 3.1 percentage points from 9.2 percent last year.
•	Net earnings would have been $395 million, an increase of 54 percent compared to $256 million in 2009.

The company ended the year with $1.2 billion in cash and current marketable securities. Net cash provided by operating activities was $520 million in 2010. Capital expenditures were $161 million for the year. Depreciation and amortization was $198 million in 2010.

Fourth Quarter 2010 Results

GAAP revenue for the fourth quarter of 2010 of $1.104 billion increased 3 percent from the same quarter last year driven by record laser revenue of $806 million, up 8 percent year to year.

Earnings Per Share	4Q10	4Q09
GAAP	$1.10	$0.76
Restructuring-related adjustments	0.07	0.40
Acquisition-related adjustments	0.12	0.00
Non-GAAP	$1.29	$1.16

GAAP earnings per share for the fourth quarter of 2010 were $1.10. Excluding $0.19 per share for restructuring-related and acquisition-related adjustments, earnings per share for the fourth quarter of 2010 would have been $1.29. GAAP earnings per share for the fourth quarter of 2009 were $0.76. Earnings per share for the fourth quarter of 2009 would have been $1.16 excluding $0.40 per share for restructuring-related adjustments.

Hardware revenue grew 3 percent year on year in the fourth quarter. Supplies revenue grew 1 percent year on year in the fourth quarter. Software and Other revenue grew 42 percent, or 53 percent excluding acquisition-related adjustments.

ISS revenue of $1.088 billion grew 1 percent in the fourth quarter compared to the same period last year. Perceptive Software revenue in the fourth quarter was $17 million, or $22 million excluding acquisition-related adjustments.

Fourth quarter 2010 GAAP results:
•	Gross profit margin was 35.6 percent versus 35.7 percent in 2009.
•	Operating expense was $292 million, compared to $293 last year.
•	Operating expense to revenue ratio was 26.4 percent compared to 27.3 percent last year.
•
Operating income margin of 9.2 percent includes $20 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2009 of 8.4 percent included $46 million for pretax restructuring-related adjustments.

•	Net earnings for the quarter were $88 million, an increase of 47 percent compared to fourth quarter 2009 net earnings of $60 million.

Fourth quarter 2010 non-GAAP results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $1.110 billion, up 3 percent from last year.
•	Gross profit margin would have been 36.5 percent, down 0.4 percentage points from 36.9 percent in the same period last year.
•	Operating expense would have been $283 million, compared to $261 million last year.
•	Operating expense to revenue ratio would have been 25.5 percent, up 1.2 percentage points from 24.3 percent last year.
•	Operating income margin would have been 11.0 percent, a decrease of 1.6 percentage points from 12.6 percent last year.
•	Net earnings would have been $103 million, an increase of 12 percent compared to $92 million in the fourth quarter of 2009.

In the fourth quarter of 2010, net cash provided by operating activities was $153 million, capital expenditures were $53 million, and depreciation and amortization was $54 million.

ISS Leads in Combined U.S. Laser and Inkjet Awards

Lexmark continued its leadership position in combined U.S. laser and inkjet awards in 2010 - a testament to the strength and innovation of the company’s product offering.  Lexmark earned 24 percent of the awards in 2010 while its next closest competitor earned 13 percent.

In the fourth quarter, Better Buys for Business, a leading independent evaluator of document imaging equipment, endorsed the productivity features and intuitive interfaces of Lexmark's newest workgroup color devices with its prestigious annual award. Each of Lexmark's workgroup color devices launched this past October - the C792, X792, C925 and X925 families - has been recognized with a 2010 Innovative Product of the Year Award.

Also during the fourth quarter, Lexmark garnered three distinguished Pick of the Year Awards from Buyers Laboratory Inc. (BLI), a leading independent testing lab for office equipment:
•
Two of Lexmark's most recent workgroup color lasers, the C792 and X792 Series, impressed BLI with their rich feature sets and outstanding ease of use. The C792 Series was recognized in the category of "Outstanding A4 Color Printer for Large Workgroups," while the X792 Series won the category for "Outstanding A4 Color MFP for Large Workgroups."

•
In addition, Lexmark's new Markvision Enterprise fleet management software was praised by BLI with a Pick of the Year Award for being an outstanding document imaging software solution. Markvision Enterprise was a top-performing solution evaluated in BLI's software testing, earning it the title of "Outstanding Network Device Management Solution."

In January, Lexmark was also named an International CES Innovations 2011 Design and Engineering Awards Honoree for the Genesis all-in-one inkjet printer. The award is sponsored by the Consumer Electronics Association (CEA)®, the producer of the International CES, the world’s largest consumer technology tradeshow.

Perceptive Software Receives Notable Industry Recognition

Perceptive Software was ranked the No. 2 document management and imaging vendor in the healthcare industry in the “2010 Top 20 Best in KLAS Awards: Software and Professional Services.” KLAS is a research and consulting firm that specializes in monitoring and reporting the performance of information technology vendors in the healthcare field.

Perceptive Software also attained a notable Pick of the Year Award from BLI for "Outstanding Enterprise Content Management Solution," which recognized the ImageNow 6.5 software for its innovative features and flexibility to be customized precisely to meet an organization's needs.

Looking Forward

In the first quarter of 2011, the company currently expects about 1 percent revenue growth year on year and GAAP earnings per share to be around $1.08 to $1.18, or $1.18 to $1.28 excluding $0.10 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the first quarter of 2010 were $1.20, or $1.35 excluding $0.15 per share for restructuring-related adjustments.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 37169394.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations effortlessly manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter at www.twitter.com/lexmarknews.

For more information on Perceptive Software, see the Perceptive Software Facebook page and follow them on Twitter at www.twitter.com/perceptivesw.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, volatility of the global economy, fluctuations in foreign currency exchange rates; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; inability to realize all of the anticipated benefits of the Perceptive Software acquisition; market acceptance of new products and pricing programs; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs; the inability to meet customer product requirements on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Revenue	$1,104.0	$1,073.2	$4,199.7	$3,879.9
Cost of revenue	710.5	690.5	2,680.2	2,570.1
Gross profit	393.5	382.7	1,519.5	1,309.8

Research and development	96.7	93.3	369.0	375.3
Selling, general and administrative	195.8	173.4	701.2	647.8
Restructuring and related charges (reversals)	(0.6)	26.2	2.4	70.6
Operating expense	291.9	292.9	1,072.6	1,093.7

Operating income	101.6	89.8	446.9	216.1

Interest (income) expense, net	7.4	6.5	26.3	21.4
Other expense (income), net	(1.5)	0.3	(1.2)	4.6
Net impairment losses on securities	0.2	0.7	0.3	3.1

Earnings before income taxes	95.5	82.3	421.5	187.0

Provision for income taxes	7.9	22.5	81.5	41.1
Net earnings	$87.6	$59.8	$340.0	$145.9

Net earnings per share:
Basic	$1.11	$0.76	$4.33	$1.87
Diluted	$1.10	$0.76	$4.28	$1.86

Shares used in per share calculation:
Basic	78.7	78.3	78.6	78.2
Diluted	79.8	78.9	79.5	78.6

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$337.5	$459.3
Marketable securities	879.7	673.2
Trade receivables, net	479.6	424.9
Inventories	366.1	357.3
Prepaid expenses and other current assets	206.7	226.0
Total current assets	2,269.6	2,140.7

Property, plant and equipment, net	904.8	914.9
Marketable securities	18.0	22.0
Goodwill	185.1	23.7
Intangibles, net	155.3	19.8
Other assets	172.4	233.1
Total assets	$3,705.2	$3,354.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$535.3	$510.1
Accrued liabilities	711.0	681.7
Total current liabilities	1,246.3	1,191.8

Long-term debt	649.1	648.9
Other liabilities	415.5	499.9
Total liabilities	2,310.9	2,340.6

Stockholders' equity:
Common stock and capital in excess of par	842.4	820.9
Retained earnings	1,179.8	839.8
Treasury stock, net	(404.4)	(404.5)
Accumulated other comprehensive loss	(223.5)	(242.6)
Total stockholders' equity	1,394.3	1,013.6
Total liabilities and stockholders' equity	$3,705.2	$3,354.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	4Q10	4Q09
GAAP	$88	$60
Restructuring-related charges & project costs	6	32
Acquisition-related adjustments	10	-
Non-GAAP	$103	$92

Net Earnings (In Millions)	2010	2009
GAAP	$340	$146
Restructuring-related charges & project costs	30	111
Acquisition-related adjustments	25	-
Non-GAAP	$395	$256

Earnings Per Share	4Q10	4Q09
GAAP	$1.10	$0.76
Restructuring-related charges & project costs	0.07	0.40
Acquisition-related adjustments	0.12	-
Non-GAAP	$1.29	$1.16

Earnings Per Share	2010	2009
GAAP	$4.28	$1.86
Restructuring-related charges & project costs	0.37	1.40
Acquisition-related adjustments	0.31	-
Non-GAAP	$4.96	$3.26

Earnings Per Share Guidance	1Q11	1Q10
GAAP	$1.08 - $1.18	$1.20
Restructuring-related charges & project costs	0.03	0.15
Acquisition-related adjustments	0.07	-
Non-GAAP	$1.18 - $1.28	$1.35

Revenue Growth Guidance	2011	2010
GAAP	2%-4%	8%
Acquisition-related adjustments	-	1%
Non-GAAP	2%-4%	9%

                                                         Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

                                                        Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions)	4Q10	4Q09
GAAP	$1,104	$1,073
Acquisition-related adjustments	6	-
Non-GAAP	$1,110	$1,073

Gross Profit (In Millions)	4Q10	4Q09
GAAP	$393	$383
Restructuring-related charges & project costs (1)(2)	2	13
Acquisition-related adjustments	10	-
Non-GAAP	$405	$396

Gross Profit Margin (%)	4Q10	4Q09
GAAP	35.6%	35.7%
Restructuring-related charges & project costs	0.2%	1.2%
Acquisition-related adjustments	0.9%	-
Non-GAAP	36.5%	36.9%

Operating Expense (In Millions)	4Q10	4Q09
GAAP	$292	$293
Restructuring-related charges & project costs (1)(2)	(6)	(32)
Acquisition-related adjustments	(2)	-
Non-GAAP	$283	$261

Operating Expense to Revenue ratio (%)	4Q10	4Q09
GAAP	26.4%	27.3%
Restructuring-related charges & project costs (1)(2)	(0.5%)	(3.0%)
Acquisition-related adjustments	(0.2%)	-
Non-GAAP	$25.5%	$24.3%

Operating Income (In Millions)	4Q10	4Q09
GAAP	$102	$90
Restructuring-related charges & project costs (1)(2)	8	46
Acquisition-related adjustments	12	-
Non-GAAP	$122	$136

Operating Income Margin (%)	4Q10	4Q09
GAAP	9.2%	8.4%
Restructuring-related charges & project costs	0.7%	4.2%
Acquisition-related adjustments	1.1%	-
Non-GAAP	11.0%	12.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)
Amounts for the three months ended December 31, 2010, include total restructuring-related charges and project costs of $7.6 million with $1.6 million and $6.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the ($0.6) million in Restructuring and related charges.

(2)
Amounts for the three months ended December 31, 2009, include total restructuring-related charges and project costs of $45.9 million with $13.5 million and $6.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $26.2 million in Restructuring and related charges.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions)	2010	2009
GAAP	$4,200	$3,880
Acquisition-related adjustments	13	-
Non-GAAP	$4,213	$3,880

Gross Profit (In Millions)	2010	2009
GAAP	$1,519	$1,310
Restructuring-related charges & project costs (1)(2)	17	51
Acquisition-related adjustments	22	-
Non-GAAP	$1,559	$1,361

Gross Profit Margin (%)	2010	2009
GAAP	36.2%	33.8%
Restructuring-related charges & project costs	0.4%	1.3%
Acquisition-related adjustments	0.5%	-
Non-GAAP	37.0%	35.1%

Operating Expense (In Millions)	2010	2009
GAAP	$1,073	$1,094
Restructuring-related charges & project costs (1)(2)	(21)	(90)
Acquisition-related adjustments	(10)	-
Non-GAAP	$1,041	$1,004

Operating Expense to Revenue ratio (%)	2010	2009
GAAP	25.5%	28.2%
Restructuring-related charges & projects costs	(0.5%)	(2.3%)
Acquisition-related adjustments	(0.2%)	-
Non-GAAP	24.7%	25.9%

Operating Income (In Millions)	2010	2009
GAAP	$447	$216
Restructuring-related charges & project costs (1)(2)	39	141
Acquisition-related adjustments	32	-
Non-GAAP	$518	$357

Operating Income Margin (%)	2010	2009
GAAP	10.6%	5.6%
Restructuring-related charges & project costs	0.9%	3.6%
Acquisition-related adjustments	0.8%	-
Non-GAAP	12.3%	9.2%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)
Amounts for the year ended December 31, 2010, include total restructuring-related charges and project costs of $38.6 million with $17.4 million and $18.8 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.4 million in Restructuring and related charges.

(2)
Amounts for the year ended December 31, 2009, include total restructuring-related charges and project costs of $141.3 million with $51.5 million and $19.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $70.6 million in Restructuring and related charges.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.